Exhibit 77D - DWS High Income VIP
(a series of DWS Variable Series II)

At a meeting held on May 5, 2009, the
Board of Trustees of DWS High Income
VIP (the "Portfolio"), approved a
proposal to change the portfolio
maturity policy of the Portfolio
such that the dollar-weighted
effective average portfolio maturity
of the Portfolio will not exceed
ten years.



Item 77D - DWS Strategic Value VIP
(formerly DWS Dreman High Return
Equity VIP)
(a series of DWS Variable Series II)

At a meeting held on April 1, 2009,
the Board of Trustees of DWS Dreman
High Return Equity VIP, a series of
DWS Variable Series II, approved the
termination of Dreman Value Management,
LLC ("DVM"), as the portfolio's
subadvisor.  Effective on or about
June 1, 2009, Deutsche Investment
Management Americas Inc. ("DIMA")
assumed all day-to-day advisory
responsibilities for the portfolio
that were previously delegated to DVM.

At a meeting held on July 14-15, 2009,
the portfolio's Board of Trustees
approved an interim subadvisory
agreement between DIMA, and its
affiliate, Deutsche Asset Management
International GmbH ("DeAMi").  The
interim agreement was in effect from
June 2, 2009 to July 31, 2009.
Effective on July 31, 2009, DIMA
assumed all day-to-day advisory
responsibilities for the portfolio
that were previously delegated
to DeAMi.

The portfolio's Board of Trustees
also approved a name change to
DWS Strategic Value VIP,
effective on June 1, 2009.

The portfolio's Board also approved
certain changes to the portfolio's
investment strategy as follows:

Portfolio management seeks to
invest in a diversified portfolio
normally consisting of
approximately 60-80 stocks.